Exhibit 99

For Immediate Release

November 13, 2026

PCS Edventures! Announces Results for

the Second Quarter of Fiscal Year 2027

Meridian, Idaho, November 13, 2026 — PCS Edventures!, Inc. (“PCSV”), a leading provider of TK-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced results of operations for its second quarter of fiscal year 2027, which ended on September 30, 2026.

Second Quarter 2027 Overview:

●	Revenue increased 14.1% to $1.75 million in the second quarter of fiscal year 2027 compared to the second quarter in the previous year.

●	Gross margin decreased 60 basis points to 57.4% in the second quarter of fiscal year 2027 compared to the second quarter in the previous year.

●	Net income before income tax provision was ($0.12 million) in the second quarter versus $0.0 million for the same quarter in the previous year.

●	Cash on hand decreased $0.36 million to $2.32 million versus the balance at the beginning of the fiscal year.

●	During the quarter, 195,711 shares were repurchased, for aggregate consideration of $282,853, with the intent of being canceled.

Mike Bledsoe, President, commented, “I am pleased that our hard work is starting to show up in the numbers. While we don’t typically provide guidance, we have good visibility for the quarter we are in now, due to the fulfillment stages of a large order, and expect revenue to be more than double that of last year’s comparable quarter. We are starting to gain traction in our key growth initiatives, specifically our investments in our sales team and our recently released our Drone Pathways program and expect these investments to show significant results going forward.”

Suzanne DeZego, Chief Operating Officer stated, “Our focus is on turning our investments in sales and product development into consistent execution. That means keeping our teams aligned around customer needs, supporting educators as they implement our programs, and managing expenses carefully as we pursue growth.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Meridian, Idaho, company that designs and delivers technology-rich products and services for the TK-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

 # # #

Page | 2